Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

Action Products International, Inc.,

Curiosity Kits, Inc.,

and Brighter Vision Holdings Inc.,

Dated April 5, 2004

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated April 5, 2004, by and among Action Products International, Inc. a Florida corporation (“Buyer”), Curiosity Kits, Inc., a Delaware corporation (“Seller”) and Brighter Vision Holdings Inc., a Delaware corporation (the “Shareholder”).

RECITALS

The Shareholder owns all of the outstanding capital stock of Seller. The Shareholder and Seller have resolved to discontinue the Seller’s Business and, in connection therewith, to liquidate the associated assets. Simultaneously with the execution of this Agreement, Seller is selling, and Buyer is purchasing, the Transferred Assets of Seller for the consideration and on the terms set forth in this Agreement.

Capitalized terms used in the Agreement that are not proper nouns are defined in Article 10.

The parties agree as follows:

1. Sale and Transfer of Assets.

(a) Assets Sold. Upon the terms and subject to the conditions set forth in this Agreement, Seller is selling, conveying, assigning, transferring and delivering to Buyer, and Buyer is purchasing and acquiring from Seller, all of Seller’s right, title and interest in and to all of Seller’s assets, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(i) all Accounts Receivable;

(ii) all Inventories and the Purchase Orders;

(iii) the benefit of all prepaid expenses and prepaid royalties which Seller has acquired, or for which Seller has paid prior to the date of this Agreement;

(iv) all Tangible Personal Property located at premises identified in Part 1(a)(iv), including those items described in Seller’s fixed asset ledger attached to Part 1(a)(iv);

(v) all of the intangible rights and property of Seller necessary to or useful in the conduct of Seller’s Business related to the Transferred Assets, including Intellectual Property Assets;.

(vi) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

(vii) all data and Records of Seller, which are material to its operation and related to the Transferred Assets, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and

(viii) all claims of Seller against third parties relating to the Transferred Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 1(a)(viii).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Transferred Assets.”

(b) Post Closing Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall be solely responsible for payment, performance and discharge when due of all of the liabilities and obligations to be performed by Seller on and after the Closing date under the Contracts (including the Purchase Orders) forming part of the Transferred Assets which by the terms and conditions thereof are to be observed, paid, discharged or performed at any time on or after the Closing date and which arise out of events occurring on and after the Closing date (collectively, the “Post Closing Liabilities”), but Buyer shall not be liable for any other liabilities and obligations of Seller including the Excluded Liabilities set forth in Section 1(e) below.

(c) Excluded Assets. Notwithstanding anything to the contrary contained in Section 1(a) or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller:

(i) all cash, cash equivalents and short-term investments;

(ii) deposits, including deposits on leased premises;

(iii) intercompany accounts, income tax accounts and other balance sheet items not described in Section 1(a);

(iv) Intellectual Property Assets and all other assets related specifically to the craft components included in the Brighter Vision Learning Adventures product line (“BVLA Products”) including instructions, artwork, and vendor names, client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records related to the BVLA Products;

(v) Intellectual Property Assets and all other assets related to the product line defined as the Magnetti products, including, client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records related to the Magnetti products;

(vi) personal belongings of employees expressly designated in Part 1(c) (vi);

(vii) all minute books, stock Records and corporate seals;

(viii) all insurance policies and rights thereunder;

(ix) all personnel Records and other Records that Seller is required by law to retain in its possession;

(x) all claims for refund of Taxes and other governmental charges of whatever nature;

(xi) all leases of premises by Seller, all rights pursuant to such leases, and all leasehold improvements forming part thereof;

(xii) all agreements between Seller and its employees; and

(xiii) all rights of Seller under this Agreement.

(d) Purchase Price. The price for the Transferred Assets is comprised of all the amounts specified in (i), (ii) and (iii) hereinunder (the “Purchase Price”):

(i) The price of the Accounts Receivable is an amount equal to the greater of

(A) 80% of the face amount of Accounts Receivable which as of the date of this Agreement are less than 61 days past due (i.e. beyond the trading terms), excluding disputed amounts by clients or customers due to errors, and

(B) 90% of the amount of all Accounts Receivable collected within 180 days from the date of this Agreement;

(ii) The price of the Inventories is $837,598.54 (calculated as set forth in Part 8(b)(viii)), and plus

(iii) The price of the other Transferred Assets is Five Hundred and Thirty Thousand dollars ($530,000).

(e) Excluded Liabilities. Save and except for the Post Closing Liabilities as set forth in Section 1(b) hereabove, Buyer is not undertaking to pay any liabilities of Seller including without limitation any responsibility for employee benefits (“Excluded Liabilities”). Buyer shall not have any responsibility, liability or obligation, whether to active employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

(f) Additional Inventory and Intellectual Property. In addition to the Inventories and the Intellectual Property referred to above, Seller is transferring to Buyer that additional inventory and Intellectual Property relating to products marketed by Seller in previous years but no longer included in Seller’s 2004 catalog, as well as component inventory related to products marketed in the 2004 catalog. This additional inventory and Intellectual Property is transferred without additional cost and as is, without any representations and warranties from Seller. If Buyer decides to license, manufacture, sell or use such inventory or items embodying such additional Intellectual Property as part of its product line, Buyer will have no recourse whatsoever against Seller for any claims or litigation arising from its sale or use.

2. Payment and Allocation of Purchase Price.

(a) Payment of Purchase Price.

(i) Payment on Execution. Upon execution of this Agreement Buyer is paying $1,242,394.54 by wire transfer to an account designated by Seller.

(ii) Payment on April 27, 2004. On April 27, 2004, Buyer shall pay the difference between the payment made on execution as set out in Section 2(a)(i) and the total of the amounts set out in Sections 1(d)(i)(A), 1(d)(ii) and 1(d)(iii) (but not the additional payment for Accounts Receivable described in the following Section) and Buyer’s share of sales and use taxes as required by Section 6(c), by wire transfer to an account designated by Seller. In addition, if the post-Closing physical Inventories count reveals an inaccuracy in the Inventories count used for purposes of Section 1(d)(ii), a correcting adjustment shall be made to Buyer’s payment on April 27, 2004.

(iii) Payment for Additional Accounts Receivable Collected. 180 days after Closing, Buyer will calculate the actual amount of Accounts Receivable collected and will provide Seller with reasonable evidence thereof (which Seller will be entitled to audit at its own expense). If this amount is higher than the amount specified in Section 1(d)(i)(A), then Buyer shall promptly pay the difference by wire transfer to an account designated by Seller. If the amount is lower, then no refund shall be made by Seller.

(b) Allocation. The Purchase Price shall be allocated in accordance with Exhibit 2(b) to be agreed between Buyer and Seller before April 27, 2004. The parties shall make consistent use of the allocation and fair market value specified in Exhibit 2(b) for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the date hereof to be filed with the IRS. In any proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholder shall contend or represent that such allocation is not a correct allocation.

3. Document Deliveries. Simultaneously with the execution of this Agreement

(a) Seller is delivering to Buyer:

(i) a bill of sale for all of the Transferred Assets in the form of Exhibit 3(a)(i) executed by Seller and Buyer;

(ii) an assignment of all Intellectual Property Assets in the form of Exhibit 3(a)(ii) and separate assignments of all applications for and registered Marks and Copyrights;

(iii) true and complete copies, certified by the Secretary or the Assistant Secretary of Seller and Shareholder, of the resolutions duly and validly adopted by the Board of Directors of the Seller and Shareholder evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby;

(iv) receipt for partial payment of the Purchase Price as set forth in Section 2(a)(i); and

(v) an opinion of in-house counsel of Seller and Shareholder.

(b) Buyer is delivering to Seller:

(i) a certificate of the Secretary of Buyer certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Transactions; and

(ii) an opinion of Raice Paykin & Krieg LLP, dated date hereof, in the form of Exhibit 3(b)(ii).

(c) Buyer and Seller are executing and delivering a Security Agreement in the form of Exhibit 3(c), granting Seller a security interest in the Inventories to secure payment of the amounts described in Sections 1(d)(i)(A), 1(d)(ii) and 1(d)(iii) to the extent not paid at Closing as per Section 2(a)(i).

4. Representations and Warranties of Seller and Shareholder. Seller and Shareholder represent and warrant, jointly and severally, to Buyer except as otherwise set forth in the Disclosure Schedule as follows (it being understood by the parties that any matter set forth in any Part of the Disclosure Schedule shall be deemed disclosed with respect to any other section of this Section 4 to which such matter logically relates, so long as the description of such matter contains sufficient facts to provide reasonable notice of the relevance of the matter):

(a) Organization. Seller is a corporation duly organized, and validly existing under the laws of its jurisdiction of incorporation, with full corporate power and authority to carry out its obligations under this Agreement.

(b) Enforceability; Authority; No Conflict.

(i) This Agreement and each other agreement being executed or delivered by Seller herewith (collectively, the “Seller’s Closing Documents”), constitute the legal, valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms. Seller has the absolute and unrestricted right, corporate power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors. The Shareholder has the absolute and unrestricted right, corporate power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform its obligations hereunder and thereunder.

(ii) Assuming all consents, approvals, authorizations and other actions described in Section 4(b)(iii) have been obtained and except as described in Part 4(b)(ii) or as otherwise provided in this Section 4 and except as would not have a Material Adverse Effect, the execution and delivery of this Agreement and the consummation or performance of any of the Transactions will not, directly or indirectly (with or without notice or lapse of time):

(A) Breach (i) any provision of any of the Governing Documents of Seller or (ii) any resolution adopted by the board of directors or the shareholders of Seller;

(B) Breach or give any Governmental Body or Susan Magsamen the right to successfully challenge any of the Transactions or to successfully exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or either Shareholder, or any of the Assets, may be subject;

(C) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(D) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets;

(iii) Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions which would prevent Seller or Shareholder from performing any of its material obligations under this Agreement except where the failure to obtain such Consent or to give such notice would not have a Material Adverse Effect.

(c) Financial Information. Seller has provided to Buyer certain information concerning its revenues, cost of goods, sales prices and other financial information related to the business activities through the closing of this transaction. Buyer further acknowledges that Seller has not provided any forward looking statements. The information so provided does not constitute financial statements prepared in accordance with generally accepted accounting principles. However, such information

(i) represents actual, bona fide transactions and has been maintained in accordance with sound business practices

(ii) is in accordance with Seller’s books and records maintained in the ordinary course of business for its internal purposes, including for preparation of Torstar Corporation’s audited financial statements, and

(iii) presents fairly the Seller’s gross revenue, and the Seller will make available a knowledgeable person to assist Buyer in analyzing Seller’s financial documents for integration into Buyer’s financial statements and mandatory reporting requirements.

(d) Title to Assets; Encumbrances. Subject to Section 1(f), Seller owns good and transferable title to all of the Transferred Assets free and clear of any Encumbrances.

(e) Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business and at Seller’s usual sales prices and published promotional programs, but excluding close-out sales of discontinued merchandise. Except as set forth in Part 4(e), there is no contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable which is less than 61 days old relating to the amount or validity of such Account Receivable except for amounts not material. Part 4(e) contains a complete and accurate list of all Accounts Receivable as of the date hereof, which list sets forth the aging of each such Account Receivable.

(f) Inventories. All items included in the Inventories (other than a immaterial quantities thereof and other than discontinued items) consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller. Such Inventories were purchased at a cost not exceeding market prices prevailing at the time of purchase.

(g) Compliance with Legal Requirements. Except as set forth in Part 4(g):

(i) Seller is, and at all times since December 31, 2002 has been, in compliance in all material’s respects with all Legal Requirements or Orders of Governmental Bodies that are or were applicable to the conduct or operation of Seller’s Business or the ownership or use of any of the Transferred Assets;

(ii) Seller has not received, at any time since December 31, 2002, any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except in each case where such failure to comply with any Legal Requirement, or to undertake or bear all or any portion of the cost of any remedial action of any nature, would not prevent the Seller from performing any of its material obligations under this Agreement or and where the failure to comply or bear the costs of any remedial action would not have a Material Adverse Effect.

(h) Legal Proceedings; Orders.

(i) Except as set forth in Part 4(h), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(A) by or against Seller or that otherwise relates to or may affect the Seller’s Business, or any of the Transferred Assets in any material respect; or

(B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions in any material respect.

(i) Absence of Certain Changes and Events. Except as set forth in Part 4(i), since December 31, 2003, Seller has conducted its business only in the Ordinary Course of Business and there has not been any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller in any material respect. Each Contract relating to the sale, design, manufacture or provision of products or services by Seller and which relates to product lines included in the Transferred Assets, has been entered into in the Ordinary Course of Business of Seller and has been entered into without any consideration having been paid or promised, that is or would be in violation of any Legal Requirement which would have a Material Adverse Effect.

(j) Intellectual Property Assets.

(i) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

(A) Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications relating to the Transferred Assets (collectively, “Marks”);

(B) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(C) all customer lists, technical information, plans and drawings (collectively, “Trade Secrets”); and

(D) all rights in internet web sites and internet domain names presently used by Seller in connection with the items included in the Inventories (collectively “Net Names”).

(ii) Part 4(j)(ii) contains a complete and accurate list of Seller Contracts relating to the Intellectual Property Assets, for which Seller has delivered to Buyer accurate and complete copies, except for any licensee implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1000 under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(iii) Ownership of Intellectual Property Assets. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 4(j)(iii).

(iv) Notwithstanding the foregoing, as set forth in Section 1(f) above, Seller makes no representations or warranties regarding all Intellectual Property Assets related to products which are not listed in Seller’s 2004 catalog.

(v) Marks.

(A) Part 4(j)(v) contains a complete and accurate list and summary description of all registered Marks that are material to the operation of Seller’s Business and that are related to the Transferred Assets.

(B) All registered Marks have been registered with the United States Patent and Trademark Office and are currently in compliance with all formal Legal Requirements in all material respects. The Marks material to the operation of the Business are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within sixty (60) days after the date hereof.

(C) Except as set forth in Part 4 (j)(v), to Sellers Knowledge no Mark within the “Curiosity” family of marks (meaning those Marks that contain use of the word “Curiosity”) and material to Seller’s Business has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks within the “Curiosity” family of marks.

(D) Except as set forth in Part 4 (j)(v), to Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person with regard to the “Curiosity” family of marks;

(E) Except as set forth in Part 4 (j)(v), to Seller’s Knowledge none of the Marks which are material to the operation of Seller’s Business has been challenged or threatened in any way.

(F) Except as set forth in Part 4 (j)(v), to Seller’s Knowledge none of the Marks used by Seller, which are material to Seller’s Business, infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(G) To Seller’s Knowledge, the Transferred Assets contain a Mark bearing the proper federal registration notice where permitted by law except for where such failure to comply with proper federal registration notice is not material to the operation of the Business.

(vi) Copyrights.

(A) Except as set forth in Part 4(j)(vi), Part 4(j)(vi) contains a complete and accurate list and summary description of all registered Copyrights that are material to the operation of Seller’s Business and that are related to the Transferred Assets.

(B) To Seller’s Knowledge all of the registered Copyrights are currently in compliance with formal Legal Requirements in all material respects and are valid and enforceable

(C) Except as set forth in Part 4(j)(vi), Seller is not aware that any Copyright has been infringed and has received no written or oral notification challenging or threatening any Copyright in any way.

(vii) Net Names.

(A) Part 4(j)(viii) contains a complete and accurate list and summary description of all Net Names that are material to the operation of the Business.

(B) All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements in all material respects.

(C) To Seller’s Knowledge, no Net Name material to the operation of Seller’s Business is now involved in any dispute, opposition, invalidation or cancellation Proceeding.

(D) Seller has not received any oral or written notification of any pending domain name application by any other Person which would or would potentially interfere with or infringe any Net Name.

(E) Seller has not received any oral or written notification that any Net Name infringes or is alleged to infringe or interfere with the trademark, copyright or domain name of any other Person.

(k) Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Transactions, other than a fee payable by Seller, and not by Buyer, to Tucker Capital Inc.

(l) Disclosure. To Seller’s Knowledge no representation or warranty or other statement made by Seller or Shareholder in this Agreement or the Disclosure Schedule contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(m) Exceptions to Representations. Notwithstanding the foregoing, Seller and Shareholder expressly disclaim any representations and warranties, including any implied warranties, with respect to the Intellectual Property Assets related to products not included in Seller’s 2004 catalog. Further, Buyer acknowledges and agrees that Buyer is not purchasing all of the assets used or held by Seller in the operation of the Business and is not purchasing the Business as a going concern, and therefore Seller and Shareholder expressly disclaim any representations and warranties with respect to the Transferred Assets being sufficient to carry on the Business.

(n) Exclusivity of Representations. The representations and warranties made by Shareholder and the Seller in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Shareholder and the Seller hereby disclaim any such other implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer or its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or information related to future performance of the Business or other supplemental data).

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and Shareholder as follows:

(a) Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions contemplated hereby.

(b) Authority; No Conflict.

(i) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Each of the Buyer’s Closing Documents constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(ii) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to:

(A) any provision of Buyer’s Governing Documents;

(B) any resolution adopted by the board of directors or the shareholders of Buyer;

(C) any Legal Requirement or Order to which Buyer may be subject; or

(D) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Consents. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

(d) Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

(e) Financial Ability. Buyer has cash available or has existing borrowing facilities or unconditional, binding firm commitments that are sufficient to enable it to consummate the Transactions contemplated by this Agreement.

(f) Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transactions.

6. Covenants of Seller and Shareholder.

(a) Noncompetition. For a period of three (3) years from the date hereof, Seller, Shareholder, Harlequin Holdings, Inc. and any of their subsidiaries (the “Companies”) shall not in North America and Europe directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of developing or marketing arts and crafts or activity kits for children through retail stores (“Competing Business”), provided, however, that any of the Companies may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Notwithstanding the foregoing, Brighter Vision Inc., a subsidiary of Shareholder, may continue to conduct through any distribution channel the business it presently conducts under the name “Brighter Vision Learning Adventures,” provided that the relationship between the craft component in the kit and the kit in its entirety remains substantially similar as exists in the product line as at the time of Closing.

(b) Change of Name. Seller shall promptly (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to make use of the name “Curiosity Kits” in its marketing efforts.

(c) Payment of All Taxes Resulting from Transactions. Notwithstanding any provision herein to the contrary, Seller and Buyer agreed to share equally all sales and use taxes incurred as a result of the Transactions contemplated hereby. All other transfer or conveyance Taxes, including without limitation value added, stamp, registration or gains Taxes shall be paid by the party liable therefor under applicable laws and regulations.

(d) Customer and Other Business Relationships. For a period of 90 days after the Closing, Seller, exclusively through its officers, will cooperate with all reasonable Buyer requests in its efforts to continue and maintain for the benefit of Buyer previously existing business relationships of Seller relating to the business to be operated by Buyer, including relationships with licensors, customers, suppliers and others, and Seller will satisfy its retained liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents (excluding independent sales representatives) or shareholders shall take any action that would tend to diminish the value of the Assets or that would interfere with the business of Buyer to be engaged in after the date hereof, including disparaging the name or business of Buyer.

7. Additional Covenants.

(a) Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall

(i) furnish upon request to each other such further information;

(ii) execute and deliver to each other such other documents; and

(iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions.

8. Indemnification; Remedies.

(a) Survival. All representations, warranties, covenants and obligations in this Agreement and the Disclosure Schedule shall survive the consummation of the Transactions until December 31, 2005, except that this limitation shall not apply to the covenants and obligations set forth in Articles 1, 2, 9 and 10, and Section 6(c) which covenants and obligations (collectively, the “Excluded Agreements”) shall survive for the applicable statute of limitations.

(b) Indemnification and Reimbursement by Seller and Shareholder. Subject to Section 8(c), Seller and Shareholder, jointly and severally, will indemnify, defend and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Parties”) against, and reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(i) any Breach of any representation or warranty made by Seller or either Shareholder in

(A) this Agreement (without giving effect to any supplement to the Disclosure Letter),

(B) the Disclosure Schedule,

(C) any transfer instrument or

(D) any other certificate, document, writing or instrument delivered by Seller or either Shareholder pursuant to this Agreement;

(ii) any Breach of any covenant or obligation of Seller or either Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or either Shareholder pursuant to this Agreement;

(iii) any Liability arising out of the ownership or operation of the Transferred Assets prior to the Closing;

(iv) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or either Shareholder (or any Person acting on their behalf) in connection with any of the Transactions;

(v) any product or component thereof manufactured and shipped, or any services provided by, Seller, in whole or in part, prior to the Closing;

(vi) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Transactions;

(vii) any Employee Plan established or maintained by Seller;

(viii) any Third-Party Claims made within 6 months of the Closing date based on any manufacturing defects in the Inventories transferred on Closing as identified in Part 8(b)(viii) and by the mark “Curiosity Kits, Inc., Hunt Valley, Maryland”, provided that Buyer did not alter the Inventories in any way and provided that the Third-Party Claim arose from the use of the Inventories in keeping with the intended use of the Inventories; and

(ix) any claim by a party to the 1999 Purchase Agreement.

(c) Limitation to Seller’s and Shareholder’s indemnification. Notwithstanding any other provision to the contrary contained herein but subject to the exception for the Excluded Agreements, Shareholder and the Seller shall not be required to indemnify, defend and hold harmless any Buyer Indemnified Parties against or reimburse any Buyer Indemnified Parties for any Damages pursuant to Section 8(b) unless the Buyer has notified Shareholder or the Seller in writing in accordance with Section 8(f) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 8(a) and until the aggregate amount of the Buyer Indemnified Parties’ Damages exceeds $20,000 (the “Threshold Amount”), after which Shareholder and/or Seller, as applicable, shall be obligated for all Damages of the Buyer Indemnified Parties in excess of such amount; provided, however, that all cumulative indemnification obligations of Shareholder and/or Seller, as applicable, under this Article 8 in respect to Section 8(b) shall in no event exceed 25% of the Purchase Price (the “Indemnification Cap”). The foregoing limitations shall not apply to claims respecting the Excluded Agreements.

(d) Indemnification and Reimbursement by Buyer. Buyer, will indemnify defend and hold harmless Seller and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnified Parties”) against, and reimburse the Seller, Indemnified Parties for any and all loss, liability, claim, damage, expense (including reasonable attorneys’ fees and expenses)(collectively, “Damages”) that such Seller Indemnified Parties may at any time suffer or incur as a result of or in connection with:

(i) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(ii) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Transactions;

(e) Limitation to Buyer’s indemnification. Notwithstanding any other provision to the contrary contained herein but subject to the exception for the Excluded Agreements, Buyer shall not be required to indemnify, defend and hold harmless any Seller Indemnified Parties against or reimburse any Seller Indemnified Parties for any Damages pursuant to Section 8(d) unless the Seller has notified Buyer in writing in accordance with Section 8(f) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 8(a) and until the aggregate amount of the Seller Indemnified Parties’ Damages exceeds $20,000 (the “Threshold Amount”), after which Buyer, shall be obligated for all Damages of the Seller Indemnified Parties in excess of such amount; provided, however, that all cumulative indemnification obligations of Buyer under this Article 8 in respect to Section 8(d) shall in no event exceed 25% of the Purchase Price (the “Indemnification Cap”). The foregoing limitations shall not apply to claims respecting the Excluded Agreements.

(f) Third-Party Claims.

(i) Subject to Sections 8(c) and 8(e), promptly after receipt by a Person entitled to indemnity under Section 8(b) or 8(d) (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(ii) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8(f)(i) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third

Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within thirty (30) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(iii) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(iv) Seller and each Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholder with respect to such a claim anywhere in the world.

(v) With respect to any Third-Party Claim subject to indemnification under this Article 8: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(vi) With respect to any Third-Party Claim subject to indemnification under this Article 8, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith: (i) each party will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) Other Claims. Subject to Sections 8(c) and 8(e) and any right for the Indemnifying Party to contest any claim arising from the application of Article 8, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by a thirty day written notice (“Claim Notice”) to the party from whom indemnification is sought and shall be paid promptly after such notice if not contested within a period of sixty (60) days from receipt of the Claim Notice.

9. Post Closing Document Delivery and Obligations.

(a) Buyer shall deliver its payment in accordance with Section 2(a)(ii) and any additional payments in accordance with Section 2(a)(iii). Upon payment of the full Purchase Price, Seller shall deliver a receipt for the paid amount and a release of the Asset Lien against the Inventory as per Section 3(c) of this Agreement.

(b) In the event and for so long as Seller, Shareholder or any of their affiliates is contesting or defending against any Proceeding, claim or demand in connection with the operation of the Business prior to the Closing or the 1999 Purchase Agreement, Buyer shall cooperate with such Person and its counsel in the defense or contest, make available their personnel, and provide access to their books and records as shall be reasonably necessary in connection with the defense or contest, provided that any reasonable out-of-pocket costs and expenses of Buyer incurred in connection therewith shall be reimbursed by Seller.

10. Definitions and Usage.

(a) Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article 10:

(i) “Accounts Receivable” — (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

(ii) “Breach” — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

(iii) “Business or Seller’s Business” – means the assembling, manufacturing, distributing and selling arts and crafts and activity kits for Children as described in the Seller’s 2004 Catalog.

(iv) “Buyer” — as defined in the first paragraph of this Agreement.

(v) “Buyer Indemnified Persons” — as defined in Section 8(b).

(vi) “Consent” — any approval, consent, ratification, waiver or other authorization.

(vii) “Transactions” — all of the transactions contemplated by this Agreement.

(viii) “Closing” — the date of signature of this Agreement.

(ix) “Contract” — any agreement, contract or consensual obligation, that is legally binding.

(x) “Copyrights” — as defined in Section 4(j)(i)(B).

(xi) “Damages” — as defined in Section 8(b)

(xii) “Disclosure Schedule” — the disclosure schedule delivered by Seller and the Shareholder to Buyer concurrently with the execution and delivery of this Agreement.

(xiii) “Encumbrance” — any charge, claim, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use.

(xiv) “Excluded Agreements” — as defined in Section 8(a).

(xv) “Excluded Assets” — as defined in Section 1(c).

(xvi) “Governing Documents” — with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (c) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (d) any amendment or supplement to any of the foregoing.

(xvii) “Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(xviii) “Governmental Body” — any:

(A) nation, state, county, city, town, borough, village, district or other jurisdiction;

(B) federal, state, local, municipal, foreign or other government;

(C) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(D) multinational organization or body;

(E) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(F) official of any of the foregoing.

(xix) “Indemnified Person” — as defined in Section 8(f)(i).

(xx) “Indemnifying Person” — as defined in Section 8(f)(i).

(xxi) “Intellectual Property Assets” — as defined in Section 4(j)(i).

(xxii) “Inventories” — all finished goods inventories located at Seller’s warehouse in Hunt Valley or still in transit at Closing, of Seller’ currently marketed products. Products are deemed to being “currently marketed” if they appear in Seller’s 2004 sales catalog or were produced for current OEM or private-label customers.

(xxiii) “IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(xxiv) “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Lorenzo DeMarchi, Susan Magsamen and Lynne Morrison – each one of these individuals will be deemed to have Knowledge of a particular fact or other matter if:

(A) that individual is actually aware of that fact or matter; or

(B) that individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement. In regards to the Intellectual Property Assets, the reasonable investigation set forth above, shall not expand whatever investigations Seller has historically conducted in its Ordinary Course of Business, which Buyer acknowledges has been limited to investigations relating solely to Seller’s “Curiosity” family of marks within the territory of North America.

(xxv) “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

(xxvi) “Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(xxvii) “Marks” — as defined in Section 4(j)(i)(A).

(xxviii) “Material Adverse Effect” means, individually or in the aggregate, a material adverse effect on the Transferred Assets or the results of operations of the Seller; provided, however, that any adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the arts and crafts for children and toy industry generally in United States or (ii) the United States economy generally or (b) the entering into of this Agreement or the consummation of the Transactions contemplated hereby or the announcement thereof, shall not constitute a Material Adverse Effect.

(xxix) “Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

(xxx) “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(A) is consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(B) does not require authorization by the board of directors or shareholders of such Person.; and

(C) represents prudent actions considering the financial situation of the Person in its last year of operation.

Buyer acknowledges that the following event or actions by Seller is included in the scope and definition of Ordinary Course of Business:

(1) not replacing some employee positions which became vacant through attrition or restructuring of the Business;

(2) reducing capital investment in inventory and improving cash flow by selling products already discontinued or to be discontinued on a “close-out” basis in Seller’s 2004 catalog;

(3) increasing Seller’s promotional efforts in the first quarter of the past two years in an effort to secure additional in store shelf space early in the year;

(4) ordering products in lower quantities than in the past to reduce inventory risk and in some cases delayed ordering of products to improve cash flow;

(5) discontinuing some promotional activities in catalogs and trade shows where the costs/benefits ratio did not justify such expenses; and

(6) discontinuing Seller’s assembly operation resulting in the lay off of 8 employees due to its decision to source products offshore.

(xxxi) “Part” — a part or section of the Disclosure Schedule.

(xxxii) “Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

(xxxiii) “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(xxxiv) “Purchase Orders” — the following two purchase orders : [omitted].

(xxxv) “Purchase Price” — as defined in Section 1(e)1(e).

(xxxvi) “Records” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

(xxxvii) “Related Person” —With respect to a specified Person other than an individual:

(A) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(B) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) Notwithstanding paragraph (a), the controlling Person of Seller and Shareholder is defined and limited to Harlequin Holdings Inc..

(xxxviii) “Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(xxxix) “Seller” — as defined in the first paragraph of this Agreement.

(xl) “Seller Contract” — any Contract which is material to the operation of the Business (a) under which Seller has any rights or benefits; (b) under which Seller has any obligation or liability; or (c) by which Seller or any of the Transferred Assets owned or used by Seller is bound.

(xli) “Shareholder” — as defined in the first paragraph of this Agreement.

(xlii) “Software” — all computer software and subsequent versions thereof, including other items and documentation related thereto or associated therewith.

(xliii) “Tangible Personal Property” — all fixed assets, including but not limited to furniture, fixtures, equipment, books comprising the Seller’s library which are identified at the Seller’s premises as being the property of Seller, production tooling, molds, dies or other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books) located at premises identified in Part 1(a)(iv), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

(xliv) “Tax” — any income, gross receipts, license, excise, stamp, occupation, premium, customs, or other title or registration, foreign or domestic withholding, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

(xlv) “Third Party” — a Person that is not a party to this Agreement.

(xlvi) (xlviii) “Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

(xlvii) “Transferred Assets” — as defined in Section 1(a).

(xlviii) “Transactions” — all of the transactions contemplated by this Agreement.

(xlix) “Transferred Assets” — as defined in Section 1(a).

(l) “1999 Purchase Agreement” — that certain Asset Purchase Agreement dated as of November 24, 1999 among Curiosity Kits, Inc. and Curiosity Development, Inc. as Sellers, Susan Magsamen and Scott Garrett as Sellers’ Shareholders and as Guarantors, and CSEP Acquisition Co. as Buyer.

(b) Usage.

(i) Interpretation. In this Agreement, unless a clear contrary intention appears:

(A) the singular number includes the plural number and vice versa;

(B) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(C) reference to any gender includes each other gender;

(D) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(E) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(F) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(G) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(H) “or” is used in the inclusive sense of “and/or”;

(I) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(J) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(ii) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles.

(iii) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

11. General Provisions.

(a) Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expense of its Representatives.

(b) Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Notwithstanding the foregoing sentence, Seller, Shareholder and any of their affiliates may make such disclosure from time to time as may be required by applicable law, stock exchange rule or other disclosure obligation.

(c) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when

(i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);

(ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or

(iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller (before the Closing):	Curiosity Kits, Inc.

Attention:	Lorenzo DeMarchi
Fax no.:	(416) 391-7055
E-mail address:	Lorenzo_Demarchi@Harlequin.ca
with a mandatory copy to:	Brighter Vision Holdings
Attention:	Helene Levesque
Fax no.:	(416) 391-7055
E-mail address:	Helene_Levesque@Harlequin.ca

Seller (after the Closing):	Same as before closing

Shareholder:	Brighter Vision Holdings
Attention:	Helene Levesque
Fax no.:	(416) 391-7055
E-mail address:	Helene_Levesque@Harlequin.ca
with a mandatory copy to:	Harlequin Enterprises Limited
Attention:	Helene Levesque
Fax no.:	(416) 391-7055
E-mail address:	Helene_Levesque@Harlequin.ca

Buyer:	Action Products International, Inc.

Attention:	Ronald Kaplan, President
Fax no.:	(407) 481-2781
E-mail address:	rkaplan@apii.com
with a mandatory copy to:	Raice Paykin & Krieg LLP
Attention:	Joseph N. Paykin
Fax no.:	(212) 684-9022
E-mail address:	jnpaykin@rpklaw.com

(d) Enforcement of Agreement. Seller and Shareholder acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Shareholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(e) Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,

(i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

(ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

(iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f) Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

(g) Disclosure Schedule.

(i) The information in the Disclosure Schedule constitutes

(A) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholder as set forth in this Agreement or

(B) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(ii) The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

(h) Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except as otherwise specifically provided herein and except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10(h).

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedule.

(k) Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

(l) Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(m) Shareholder Obligations. The liability of Shareholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholder jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholder shall be jointly and severally liable with Seller for the indemnities set forth in Article 8.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:		Shareholder:

Action Products International, Inc.		Brighter Vision Holdings Inc.

By:	/s/ RONALD S. KAPLAN	By:	/s/ HELENE LEVESQUE

Seller:

Curiosity Kits Inc.

By:	/s/ HELENE LEVESQUE

[Schedules and exhibits referenced in the agreement are omitted. A copy of any schedule or exhibit will be furnished supplementally to the Commission upon request.]